Exhibit 23.8

	250 Consumers Rd, Unit 906 Toronto, ON, M2J 4V6	335 Renfrew Dr, Unit 302 Markham, ON, L3R 9S9

SUNSION LAW Professional Corporation	P: 416-792-6681	P: 905-906-9191
万成律师事务所	F: 416-792-6682	E: info@sunsionlaw.com

March 26, 2021

Ebang International Holdings Inc.

26-27/F, Building 3, Xinbei Qianjiang International Building

Qianjiang Economic and Technological Development Zone

Yuhang District, Hangzhou, Zhejiang, 311100

People’s Republic of China

Re:	Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as special Canadian counsel to Ebang International Holdings Inc., a company incorporated under the laws of the Cayman Islands (the “Company”), in connection with the filing of a registration statement on Form F-1 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the follow-on offering of the Company’s securities described therein.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 and 11 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Sunsion Law Professional Corporation

Per:	/s/ Catherine Fangqi Qin
Catherine Fangqi Qin
Barrister & Solicitor